Phillips 66 Partners Reports Third-Quarter Earnings

Exhibit 99.1

Phillips 66 Partners Reports
Third-Quarter Earnings

Highlights

•	Adjusted EBITDA of $73.4 million

•	Distributable cash flow of $64.5 million

•	Increased quarterly distribution by 7 percent to $0.428 per common unit

•	Agreed to acquire Phillips 66’s interest in the Bayou Bridge pipeline

•	Approved $314 million 2016 capital budget

•	Net income of $52.3 million

HOUSTON, Oct. 30, 2015 – Phillips 66 Partners LP (NYSE: PSXP) announces third-quarter 2015 earnings of $52.3 million, or $0.50 per common unit. Distributable cash flow was $64.5 million and adjusted earnings before interest, income taxes, depreciation and amortization (adjusted EBITDA) were $73.4 million.

“We had another strong quarter, which highlights the consistent performance of our fee-based portfolio. Distributions increased by 7 percent, in line with our five-year annual growth-rate objective of 30 percent through 2018,” said Greg Garland, Phillips 66 Partners’ chairman and CEO. “In addition, Phillips 66 Partners has agreed to acquire the Phillips 66 interest in the Bayou Bridge crude pipeline project, which enhances our organic growth plans and portfolio.”

On Oct. 21, 2015, the general partner’s board of directors declared the third-quarter 2015 cash distribution of $0.428 per common unit. This distribution represents a 7 percent increase compared with the second-quarter 2015 distribution of $0.40 per common unit and a 35 percent increase from the third quarter of 2014.

Financial Results

Total revenues and other income for the third quarter of 2015 were $91.4 million, an increase of $7.6 million from the second quarter of 2015. The increase was due to improved equity earnings from the Explorer and Sand Hills pipelines, as well as higher volumes in the Sweeny to Pasadena Products System and Clifton Ridge Crude System. The Eagle Ford Gathering System also experienced an increase in volumes driven by the commencement of its second phase in September.

Total costs were $39.0 million in the third quarter of 2015, a decrease of $2.9 million from the second quarter of 2015. The decrease was largely due to lower costs at the Hartford Terminal and overall lower maintenance activity.

Phillips 66 Partners Reports Third-Quarter Earnings

Liquidity, Capital Expenditures and Investments

As of Sept. 30, 2015, total debt outstanding was $1.1 billion. The partnership had $72.9 million in cash and cash equivalents and an undrawn $500 million revolving credit facility, which may be increased up to $750 million.

During the third quarter of 2015, capital expenditures and investments totaled approximately $40 million, of which $38 million was for growth projects and investments.

Acquisition Details

Phillips 66 Partners has agreed to acquire Phillips 66’s 40 percent interest in the Bayou Bridge Pipeline, LLC joint venture for Phillips 66’s cost in the pipeline project as of closing, estimated to be $70 million. Phillips 66 Partners will fund its portion of the remainder of the pipeline project costs under its expansion capital program. Subsidiaries of Energy Transfer Partners, L.P. and Sunoco Logistics Partners L.P. each hold a 30 percent interest in the joint venture, and Sunoco Pipeline L.P. will serve as operator. The transaction is targeted to close in December 2015, and will be funded through the issuance of common and general partner units to Phillips 66 and cash, a portion of which may be provided through the partnership’s revolving credit facility.

The Bayou Bridge pipeline will deliver crude oil from the Phillips 66 and Sunoco Logistics Partners terminals in Nederland, Texas, to Lake Charles, Louisiana, and on to St. James, Louisiana. Construction is underway on the 30-inch Nederland to Lake Charles segment of pipeline, which is expected to begin commercial operation in first-quarter 2016. The joint venture launched a binding supplemental expansion open season on Oct. 1, 2015, to assess additional interest in transportation to refining markets in, and around, the St. James area. The results of the supplemental expansion open season will be used to determine the diameter of the pipeline segment to St. James, which is scheduled to commence service in the second half of 2017.

Strategic Update

The partnership continues to make progress on its organic growth projects. In September, the second phase of the Eagle Ford Gathering System commenced operations. The partnership also continued to develop the Cross-Channel Connector Products System with the final third-party connection expected in November 2015.

The Palermo Rail Terminal remains on schedule to begin railcar-loading from truck deliveries by the end of 2015. The Sacagawea Pipeline is expected to start up in 2016. The terminal and pipeline are projects in the Bakken region being developed through a 70 percent-owned terminal joint venture and a 50 percent-owned pipeline joint venture, each with Paradigm Energy Partners. The Sacagawea Pipeline is 88 percent-owned by the pipeline joint venture, with the remaining 12 percent owned by Grey Wolf Midstream, LLC, an affiliate of Missouri River Resources.

2016 Capital Budget

On Oct. 21, 2015, the board of directors approved a $314 million capital budget for 2016. Of the total budget, $300 million is allocated to growth projects, with the remainder targeted for maintenance.

Phillips 66 Partners Reports Third-Quarter Earnings

Investor Webcast

Members of Phillips 66 Partners executive management will host a webcast today at 2 p.m. EDT to discuss the Partnership’s third-quarter performance. To listen to the conference call and view related presentation materials, go to www.phillips66partners.com/events. For detailed supplemental information, go to www.phillips66partners.com/reports.

About Phillips 66 Partners

Headquartered in Houston, Phillips 66 Partners is a growth-oriented master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and natural gas liquids pipelines and terminals and other transportation and midstream assets. For more information, visit www.phillips66partners.com.

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CONTACTS
C.W. Mallon (investors) 832-765-2297 c.w.mallon@p66.com
Dennis Nuss (media) 832-765-1850 dennis.h.nuss@p66.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This news release includes forward-looking statements. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66 Partners (including our joint venture operations) are based on management’s expectations, estimates and projections about the Partnership, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the continued ability of Phillips 66 to satisfy its obligations under our commercial and other agreements; the volume of crude oil, refined petroleum products and NGL we or our joint ventures transport; the tariff rates with respect to volumes that we transport through our regulated assets, which rates are subject to review and possible adjustment by federal and state regulators; fluctuations in the prices for crude oil, refined petroleum products and NGL; liabilities associated with the risks and operational hazards inherent in transporting, terminaling and storing crude oil, refined petroleum products and NGL; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; and other economic, business, competitive and/or regulatory factors affecting Phillips 66 Partners’ businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 Partners is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Phillips 66 Partners Reports Third-Quarter Earnings

Use of Non-GAAP Financial Information—This news release includes the terms “EBITDA,” “adjusted EBITDA,” and “distributable cash flow.” These are non-GAAP financial measures. EBITDA, adjusted EBITDA and distributable cash flow are included to help facilitate comparisons of operating performance of the Partnership with other companies in our industry. EBITDA and distributable cash flow help facilitate an assessment of our assets’ ability to generate sufficient cash flow to make distributions to our partners. We believe that the presentation of EBITDA, adjusted EBITDA and distributable cash flow provides useful information to investors in assessing our financial condition and results of operations. The GAAP performance measure most directly comparable to EBITDA, adjusted EBITDA and distributable cash flow is net income. The GAAP liquidity measure most comparable to EBITDA and distributable cash flow is net cash provided by operating activities. These non-GAAP financial measures should not be considered as alternatives to GAAP net income or net cash provided by operating activities. They have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. They should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Additionally, because EBITDA, adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definition of EBITDA, adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

References in the release to earnings refer to net income. References to EBITDA refer to earnings before interest, income taxes, depreciation and amortization.

Phillips 66 Partners Reports Third-Quarter Earnings

Results of Operations (Unaudited)

Summarized Financial Statement Information
	Millions of Dollars Except as Indicated
	Q3 2015	Q2 2015
Selected Income Statement Data
Total revenues and other income	$91.4	83.8
Net income	52.3	42.0

Adjusted EBITDA	73.4	57.0
Distributable cash flow	64.5	47.8

Net Income Attributable to the Partnership Per Limited Partner Unit—Basic and Diluted (Dollars)
Common units	$0.50	0.50
Subordinated units—Phillips 66	—	—

Selected Balance Sheet Data
Cash and cash equivalents	$72.9	104.3
Equity investments	858.4	835.9
Total assets	1,471.0	1,469.1
Total debt	1,099.7	1,099.7

Total Equity
Equity held by public
Common units	$804.5	802.2
Equity held by Phillips 66
Common units	182.9	177.1
Subordinated units	—	—
General partner	(649.8)	(653.4)
Accumulated other comprehensive loss	(1.5)	(1.5)
Total Equity	$336.1	324.4

Phillips 66 Partners Reports Third-Quarter Earnings

Statement of Income
	Millions of Dollars
	Q3 2015	Q2 2015
Revenues
Transportation and terminaling services—related parties	$65.4	62.3
Transportation and terminaling services—third parties	0.7	0.9
Equity in earnings of affiliates	25.2	20.6
Other income	0.1	—
Total revenues and other income	91.4	83.8

Costs and Expenses
Operating and maintenance expenses	15.5	17.5
Depreciation	5.7	5.3
General and administrative expenses	6.2	6.4
Taxes other than income taxes	2.4	3.1
Interest and debt expense	9.2	9.5
Other expenses	—	0.1
Total costs and expenses	39.0	41.9
Income before income taxes	52.4	41.9
Provision for (benefit from) income taxes	0.1	(0.1)
Net Income	$52.3	42.0

Selected Operating Data
	Thousands of Barrels Daily
	Q3 2015	Q2 2015
Pipeline, Terminal and Storage Volumes
Pipelines(1)
Pipeline throughput volumes
Wholly-Owned Pipelines
Crude oil	306	282
Refined products	438	446
Total	744	728

Select Joint Venture Pipelines(2)
Natural gas liquids	280	285

Terminals
Terminaling throughput and storage volumes
Crude oil(3)	536	518
Refined products	441	424
Total	977	942
(1) Represents the sum of volumes transported through each separately tariffed pipeline segment.
(2) Total post-acquisition pipeline system throughput volumes for the Sand Hills and Southern Hills pipelines (100 percent basis) per day for each period presented.
(3) Crude oil terminals include Bayway and Ferndale rail rack volumes.

	Dollars per Barrel
	Q3 2015	Q2 2015
Revenue
Average pipeline revenue*	$0.45	0.44
Average terminaling and storage revenue	0.39	0.39
* Excludes average pipeline revenue per barrel from equity affiliates.

Phillips 66 Partners Reports Third-Quarter Earnings

Capital Expenditures and Investments
	Millions of Dollars
	Q3 2015	Q2 2015
Capital Expenditures and Investments
Expansion	$38.1	63.0
Maintenance	2.2	1.5
Total	$40.3	64.5

Cash Distributions	Millions of Dollars
	Q3 2015	Q2 2015
Cash Distributions*
Common units—public	$10.3	9.7
Common units—Phillips 66	24.8	23.0
Subordinated units—Phillips 66	—	—
General partner—Phillips 66	11.1	8.8
Total	$46.2	41.5
* Cash distributions declared attributable to the indicated periods.

Cash Distribution Per Unit (Dollars)	$0.4280	0.4000

Coverage Ratio	1.40	1.15

Phillips 66 Partners Reports Third-Quarter Earnings

Reconciliation of Adjusted EBITDA and Distributable Cash Flow to Net Income
	Millions of Dollars
	Q3 2015	Q2 2015
Reconciliation to Net Income
Net Income	$52.3	42.0
Plus:
Depreciation	5.7	5.3
Net interest expense	9.1	9.5
Amortization of deferred rentals	0.1	0.1
Provision for (benefit from) income taxes	0.1	(0.1)
EBITDA	67.3	56.8
Distributions in excess of equity earnings	4.6	0.2
Expenses indemnified or prefunded by Phillips 66	1.1	—
Transaction costs associated with acquisitions	0.4	—
Adjusted EBITDA	73.4	57.0
Plus:
Adjustments related to minimum volume commitments	2.4	2.2
Less:
Net interest	9.1	9.5
Income taxes paid	—	0.4
Maintenance capital expenditures	2.2	1.5
Distributable Cash Flow	$64.5	47.8

Phillips 66 Partners Reports Third-Quarter Earnings

Reconciliation of Distributable Cash Flow to Net Cash Provided by Operating Activities
	Millions of Dollars
	Q3 2015	Q2 2015
Reconciliation to Net Cash Provided by Operating Activities
Net Cash Provided by Operating Activities	$46.1	65.4
Plus:
Net interest expense	9.1	9.5
Provision for (benefit from) income taxes	0.1	(0.1)
Changes in working capital	14.6	(15.9)
Undistributed equity earnings	(0.9)	(2.2)
Accrued environmental costs	(0.5)	(0.1)
Other	(1.2)	0.2
EBITDA	67.3	56.8
Distributions in excess of equity earnings	4.6	0.2
Expenses indemnified or prefunded by Phillips 66	1.1	—
Transaction costs associated with acquisitions	0.4	—
Adjusted EBITDA	73.4	57.0
Plus:
Adjustments related to minimum volume commitments	2.4	2.2
Less:
Net interest	9.1	9.5
Income taxes paid	—	0.4
Maintenance capital expenditures	2.2	1.5
Distributable Cash Flow	$64.5	47.8